Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment #1 to the Registration Statement (Form S-4) and related Prospectus of Veeco Instruments, Inc. for the registration of shares of its common stock to be issuable upon consummation of the merger with Ultratech, Inc., and to the incorporation by reference therein of our report dated February 24, 2015, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. for the year ended December 31, 2014 related to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2014, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission .

/s/ Ernst & Young LLP

Jericho, New York
April 21, 2017